Exhibit 23.4

March 29, 2023

Golden Heaven Group Holdings Ltd.

No. 8 Banhouhaichuan Rd

Xiqin Town, Yanping District

Nanping City, Fujian Province, China 353001

Ladies and Gentlemen:

We have acted as U.S. counsel to Golden Heaven Group Holdings Ltd. (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-268166) (as amended, the “Registration Statement”) filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,000,000 ordinary shares, par value US$0.0001 per share.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

www.htflawyers.com | info@htflawyers.com

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